Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Gladstone Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments of Gladstone Capital Corporation and its subsidiaries (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended September 30, 2020, including the related notes, and in our report dated November 10, 2020, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of September 30, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended September 30, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of the Selected Consolidated Financial Data of Gladstone Capital Corporation and its subsidiaries for each of the ten years in the period ended September 30, 2020, appearing on pages 57-58 in Part II, Item 5 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

McLean, VA

November 10, 2020